Exhibit 99.1

WCI Communities Announces 2014 Fourth Quarter and Full Year Results

Fourth Quarter Deliveries up 57.6%

Fourth Quarter New Orders up 47.4%

Bonita Springs, Fla, February 25, 2015 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Highlights and Selected Comparisons to Fourth Quarter 2013

•	Revenues from homes delivered of $120.0 million, up 74.0%

•	Deliveries of 238, up 57.6%

•	Average selling price per home delivered of $504,000, up 10.3%

•	Adjusted gross margin from homes delivered of 31.9%, up 120 basis points

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 300 basis points

•	Adjusted EBITDA of $25.6 million, up 117.5%

•	Income from continuing operations before income taxes of $20.9 million, up 117.9%

•	Earnings per diluted share of $0.48

•	New orders of 171, up 47.4%

•	Contract value of new orders of $73.2 million, up 22.3%

•	Active selling neighborhood count of 37, up 48.0%

•	Closed on over 700 home sites and optioned an additional 3,100 home sites

Full Year 2014 Highlights and Selected Comparisons to Full Year 2013

•	Homebuilding revenues of $292.8 million, up 36.8%

•	Deliveries of 644, up 30.6%

•	Average selling price per home delivered of $452,000, up 4.4%

•	Adjusted gross margin from homes delivered of 30.5%

•	SG&A expenses as a percentage of Homebuilding revenues improved by 250 basis points

•	Adjusted EBITDA of $49.3 million, up 31.6%

•	Income from continuing operations before income taxes of $36.0 million, up 73.1%

•	Earnings per diluted share of $0.82

•	New orders of 743, up 39.9%

•	Contract value of new orders of $351.9 million, up 44.7%

•	Average selling price per new order of $474,000, up 3.5%

•	Backlog units totaling 392, up 33.8%

•	Backlog contract value of $205.3 million, up 42.8%

•	Average selling price in backlog of $524,000, up 6.7%

•	Approximately 12,600 owned and controlled home sites, up 48.2%

•	Net debt to net capitalization ratio of 14.8%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “We are very pleased with both our full year and fourth quarter results. We delivered strong year over year growth in new orders, deliveries, neighborhood count and pre-tax income. In addition, we are well positioned to continue to execute on our growth strategy into 2015 with our strong land position and conservative balance sheet.” Mr. Bass added, “We believe the Florida housing market remains strong and well positioned for sustained growth, supported by favorable demographic and economic trends.”

Fourth Quarter 2014 Results

The Company generated total revenues of $150.6 million for the quarter ended December 31, 2014, an increase of $55.8 million, or 58.9%, compared to $94.8 million in the fourth quarter of 2013. Compared to the prior year period, Homebuilding revenues grew 76.2%, Real Estate Services revenues were up 18.5%, and Amenities revenues were down 3.6%.

The Company delivered 238 homes in the fourth quarter, an increase of 87 units, or 57.6% from the prior year period. The average selling price per home delivered during the three months ended December 31, 2014 was $504,000, an increase of 10.3%, compared to $457,000 in the fourth quarter of 2013. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 31.9% in the fourth quarter of 2014, representing a 120 basis point increase over the prior year period.

For the quarter ended December 31, 2014, net income attributable to common shareholders was $12.6 million, or $0.48 per diluted share, compared to $135.2 million and $5.16, respectively, in the prior year. Included in the current quarter was a $1.2 million, or $0.03 per share, impairment charge associated with the write down to fair value of an Amenity segment asset. Included in the prior year was a $125.6 million, or $4.79 per diluted share, income tax benefit due to the reversal of a portion of our deferred tax asset valuation allowance.

New orders during the fourth quarter of 2014 increased 47.4% to 171 homes and the contract value of new orders was $73.2 million for the fourth quarter, an increase of 22.3% from the prior year period.

2014 Full Year Results

For the year ended December 31, 2014, the Company generated total revenues of $407.0 million, an improvement of $89.7 million or 28.3%, compared to $317.3 million in the prior year. Revenues grew across each business segment compared to the prior year, with Homebuilding revenues up 36.8%, Real Estate Services revenues up 13.1% and Amenities revenues up 1.7%.

Revenues from homes delivered for the year ended 2014 were $291.3 million, up 36.4% from the prior year. The average selling price was $452,000, an increase of 4.4% from the prior year, primarily attributable to an improved pricing environment and shifting product mix. The Company delivered 644 homes, an increase of 30.6% from the prior year. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 30.5%, compared to 32.0% in the prior year, with the decline primarily attributable to shifting product mix.

Full year 2014 selling, general and administrative expenses as a percentage of Homebuilding revenues improved by 250 basis points compared to 2013, as the Company continued to better leverage its overhead.

For the year ended December 31, 2014, net income attributable to common shareholders was $21.6 million, or $0.82 per diluted share, compared to $127.0 million and $5.86, respectively, in the prior year. Included in the current year was $14.7 million of income tax expense, and a $1.2 million, or $0.03 per diluted share, impairment charge associated with the write-down to fair value of an Amenity segment asset. Included in the prior year was a $125.6 million, or $5.80 per diluted share, income tax benefit due to the reversal of a portion of our deferred tax asset valuation allowance, $19.7 million, or $0.91 per diluted share, related to two preferred stock dividends, of which $19.0 million was non-cash, and a $5.1 million, or $0.24 per diluted share, expense related to early repayment of debt of our $125.0 million senior secured term notes due 2017.

New orders in 2014 increased 39.9% to 743 homes and the average selling price per new order was $474,000, representing a $16,000 per unit increase from 2013. The contract value of new orders was $351.9 million, an increase of 44.7% from the prior year. Additionally, the active selling neighborhood count at year end increased by 48.0% to 37 neighborhoods compared to the year end 2013.

As of December 31, 2014, backlog contract value was $205.3 million, an increase of $61.5 million, or 42.8% from the prior year. The average selling price of backlog units was $524,000, an increase of 6.7% from the prior year. The increase in backlog contract value was due to the varying product mix and new order growth.

At December 31, 2014, the Company owned or controlled approximately 12,600 home sites across the state of Florida. During 2014, the Company closed on six land acquisitions that are currently planned for approximately 2,100 future home sites.

Conference Call

As previously announced, the Company will host a conference call to discuss 2014 fourth quarter and full year results before the market opens on Wednesday, February 25, 2015 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13600051. The replay will be available until 11:59 p.m. (ET) on March 11, 2015.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA , Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws, which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 27, 2014 and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$174,756	$213,352
Restricted cash	12,125	8,911
Notes and accounts receivable	5,637	7,107
Real estate inventories	449,249	280,293
Property and equipment, net	25,021	24,479
Other assets	20,179	18,178
Deferred tax assets, net of valuation allowances	110,823	125,646
Goodwill	7,520	7,520

Total assets	$805,310	$685,486

Liabilities and Equity
Accounts payable	$20,040	$22,113
Accrued expenses and other liabilities	68,986	32,807
Customer deposits	30,662	20,702
Senior notes, including unamortized premium of $1,179 at December 31, 2014	251,179	200,000

Total liabilities	370,867	275,622

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized,
25,850,484 shares issued and 25,806,706 shares outstanding at December 31, 2014;
25,795,072 shares issued and 25,768,035 shares outstanding at December 31, 2013	259	258
Additional paid-in capital	302,111	298,530
Retained earnings	130,581	108,984
Treasury stock, at cost, 43,778 shares and 27,037 shares at December 31, 2014 and 2013, respectively	(505)	(196)

Total WCI Communities, Inc. shareholders’ equity	432,446	407,576
Noncontrolling interests in consolidated joint ventures	1,997	2,288

Total equity	434,443	409,864

Total liabilities and equity	$805,310	$685,486

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenues
Homebuilding	$121,491	$68,962	$292,785	$214,016
Real estate services	22,734	19,181	90,582	80,096
Amenities	6,379	6,617	23,636	23,237

Total revenues	150,604	94,760	407,003	317,349

Cost of Sales
Homebuilding	85,437	49,147	209,791	149,768
Real estate services	22,053	19,210	88,094	76,972
Amenities	6,912	6,942	25,377	25,285
Asset impairment	1,200	—	1,200	—

Total cost of sales	115,602	75,299	324,462	252,025

Gross margin	35,002	19,461	82,541	65,324

Selling, general and administrative expenses	14,943	10,541	46,969	39,548
Interest expense	264	739	1,140	2,537
Other income, net	(1,069)	(1,393)	(1,604)	(2,642)
Expenses related to early repayment of debt	—	—	—	5,105

	14,138	9,887	46,505	44,548

Income (loss) from continuing operations before income taxes	20,864	9,574	36,036	20,776
Income tax expense (benefit) from continuing operations	8,315	(125,624)	14,652	(125,709)

Income from continuing operations	12,549	135,198	21,384	146,485
Income from discontinued operations, net of tax	—	—	—	—
Gain on sale of discontinued operations, net of tax	—	—	—	—

Net income	12,549	135,198	21,384	146,485
Net loss from continuing operations attributable to noncontrolling interests	90	—	213	163

Net income attributable to WCI Communities, Inc.	12,639	135,198	21,597	146,648
Preferred stock dividends	—	—	—	(19,680)

Net income attributable to common shareholders of WCI Communities, Inc.	$12,639	$135,198	$21,597	$126,968

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$0.49	$5.20	$0.83	$5.88
Discontinued operations	—	—	—	—

Earnings per share	$0.49	$5.20	$0.83	$5.88

Diluted
Continuing operations	$0.48	$5.16	$0.82	$5.86
Discontinued operations	—	—	—	—

Earnings per share	$0.48	$5.16	$0.82	$5.86

Weighted average number of shares of common stock outstanding:
Basic	26,028	26,000	26,021	21,586

Diluted	26,351	26,206	26,292	21,680

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Years Ended December 31,
	2014	2013
Operating activities
Net income	$21,384	$146,485
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	846	627
Amortization of debt (premium) discount	(71)	243
Expenses related to early repayment of debt	—	5,105
Depreciation	2,627	2,081
Provision for (recovery of) bad debts	(3)	263
(Gain) loss on sale of property and equipment	—	72
Deferred income tax expense	15,463	—
Reversals of deferred tax asset valuation allowances	(480)	(125,646)
Stock-based and other non-cash long-term incentive compensation expense	3,422	5,217
Asset impairment	1,200	—
Changes in assets and liabilities:
Restricted cash	(3,214)	1,964
Notes and accounts receivable	1,473	(1,698)
Real estate inventories	(158,659)	(98,511)
Other assets, excluding income taxes receivable	(430)	2,360
Income taxes receivable	(569)	16,754
Accounts payable and other liabilities	1,286	17,322
Customer deposits	9,960	4,781
Equity compensation excess income tax benefits	(160)	—

Net cash provided by (used in) operating activities	(105,925)	(22,581)

Investing activities
Distributions of capital from an unconsolidated joint venture	—	577
Additions to property and equipment	(2,977)	(2,554)

Net cash provided by (used in) investing activities	(2,977)	(1,977)

Financing activities
Proceeds from the issuance of common stock, net	—	90,257
Proceeds from the issuance of senior notes	51,250	200,000
Repayment of senior secured term notes	—	(126,250)
Payments of debt issuance costs	(1,213)	(5,703)
Proceeds from the sale of community development district bonds	21,673	—
Payments of community development district obligations	(1,177)	(788)
Payment of preferred stock dividend	—	(700)
Proceeds from the exercise of stock options	—	—
Purchases of treasury stock	(309)	—
Distributions to noncontrolling interests	(78)	—
Equity compensation excess income tax benefits	160	—

Net cash provided by financing activities	70,306	156,816

Net increase (decrease) in cash and cash equivalents	(38,596)	132,258
Cash and cash equivalents at the beginning of the year	213,352	81,094

Cash and cash equivalents at the end of the year	$174,756	$213,352

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization.

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	($ in thousands)
Homebuilding gross margin	$36,054	$19,815	$82,994	$64,248
Less: gross margin from land and home sites	437	(6)	437	195

Gross margin from homes delivered	35,617	19,821	82,557	64,053
Add: capitalized interest in cost of sales	2,653	1,377	6,306	4,257

Adjusted gross margin from homes delivered	$38,270	$21,198	$88,863	$68,310

Gross margin from homes delivered as a percentage of revenues from homes delivered	29.7%	28.7%	28.3%	30.0%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	31.9%	30.7%	30.5%	32.0%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest expense necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements in Item 8 of the Annual Report on Form 10-K that we plan to file with the Securities and Exchange Commission on or before February 27, 2015.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$12,639	$135,198	$21,597	$126,968
Interest expense	264	739	1,140	2,537
Capitalized interest in cost of sales (1)	2,653	1,377	6,306	4,257
Income tax expense (benefit) (2)	8,315	(125,624)	14,652	(125,709)
Depreciation	717	568	2,627	2,081

EBITDA	24,588	12,258	46,322	10,134
Preferred stock dividends (3)	—	—	—	19,680
Other income, net (4)	(1,069)	(1,393)	(1,604)	(2,642)
Stock-based and other non-cash long-term incentive compensation expense (5)	881	905	3,422	5,217
Asset impairment (6)	1,200	—	1,200	—
Expenses related to early repayment of debt (7)	—	—	—	5,105

Adjusted EBITDA	$25,600	$11,770	$49,340	$37,494

Adjusted EBITDA margin	17.0%	12.4%	12.1%	11.8%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the Company’s income taxes from continuing operations as reported in its consolidated statements of operations.
(3)	Represents a reduction in net income attributable to WCI Communities, Inc. pertaining to its preferred stock wherein we (i) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013 and (ii) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013. All such shares of preferred stock, which were carried at a nominal value on our consolidated balance sheets, have been cancelled and retired. In accordance with Accounting Standards Codification 260, Earnings Per Share, paragraph 10-S99-2, any difference between the consideration transferred to our preferred stock shareholders and the corresponding book value has been (i) characterized as a preferred stock dividend in the Company’s consolidated statements of operations during the year that the related transaction was completed and (ii) deducted from net income attributable to WCI Communities, Inc. to arrive at net income attributable to common shareholders of WCI Communities, Inc.
(4)	Represents the Company’s other income, net as reported in its consolidated statements of operations.
(5)	Represents expenses recorded in the Company’s consolidated statements of operations related to its stock-based and other non-cash long-term incentive compensation plans.
(6)	Represents an impairment charge recorded in the Company’s consolidated statements of operations during the year ended December 31, 2014 in connection with the write-down to fair value of one of its Amenities assets.
(7)	Represents expenses related to early repayment of debt as reported in the Company’s consolidated statements of operations, consisting of $5.1 million of write-offs of unamortized debt discount and debt issuance costs and a prepayment premium related to our voluntary prepayment of the entire outstanding principal amount of the Company’s Senior Secured Term Notes due 2017 in August 2013.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides useful information to investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing.

We believe that by deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. Furthermore, we believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital.

	December 31,
	2014	2013
	($ in thousands)
Senior Notes due 2021	$251,179	$200,000
Total equity	434,443	409,864

Total capital	$685,622	$609,864

Debt to capital (1)	36.6%	32.8%

Senior Notes due 2021	$251,179	$200,000
Less: unamortized premium	1,179	—

Principal amount of Senior Notes due 2021	250,000	200,000
Less: cash and cash equivalents	174,756	213,352

Net debt	75,244	(13,352)
Total equity	434,443	409,864

Net capitalization	$509,687	$396,512

Net debt to net capitalization (2)	14.8%	NM (3)

(1)	Debt to capital is computed by dividing the carrying value of our Senior Notes due 2021, as reported on our consolidated balance sheets, by total capital as calculated above. The Senior Notes due 2021 were our only outstanding debt as of December 31, 2014 and 2013.
(2)	Net debt to net capitalization is computed by dividing net debt by net capitalization.
(3)	Net debt to net capitalization as of December 31, 2013 is not meaningful (“NM”) because our net debt was less than zero on such date.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481